EXHIBIT 99


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                              N E W S  R E L E A S E
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For:
Compositech Ltd.                          Netdirect Corporation International
120 Ricefield Lane                        3100 West Lake Street, Suite 400
Hauppauge, NY  11788-2008                 Minneapolis, MN 55416

Contact:                                  Contact:
Samuel S. Gross, CFO                      Gregory Appelhof, president and CEO
(516) 436-5200 / samgross@specdata.com    (612) 915-1122 / greg@netdirect.com

Agency:                                   Agency:
Warren J. Cavior, The Cavior Organization Victoria Smith, Carmichael Lynch Spong
(212) 687-6070 / caviorg@aol.com          (612) 375-8542 / vsmith@clynch.com


            COMPOSITECH LTD. AND NETDIRECT CORPORATION INTERNATIONAL
                          SIGN MERGER LETTER OF INTENT

                Compositech to issue convertible preferred shares
              to its present shareholders in connection with merger


HAUPPAUGE,  N.Y.,  MINNEAPOLIS  (December 27, 1999)  -Compositech  Ltd. (NASDAQ:
CTEK), developer of high tech laminates for the printed circuit board industry, and Netdirect Corporation International (OTC BB: VTCO), a leading e-commerce company formerly Virtual Technology Corporation, have signed a letter of intent for Compositech to acquire Netdirect in a merger exchange of Compositech common stock for 100% of Netdirect common stock at the ratio of three Compositech common shares for each common share of Netdirect outstanding.

In connection with the merger, Compositech shareholders will receive one new convertible preferred share for every two common shares presently held by them, giving them a 90% participation in revenues from sale or licensing of Compositech technology for five years. Each share of the new preferred stock would be convertible into one warrant to purchase one share of the common stock of the merged corporation at an exercise price of $1 per share. These warrants would be subject to redemption by the merged corporation at a redemption price of $8 per share.

"We are excited about the prospect of these two companies coming together and operating as one Nasdaq-listed company. We believe that each brings with it capabilities and potential that will create greater value for shareholders of both companies," stated Netdirect president and CEO Greg Appelhof.

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"Our   relationships   with   premier   manufacturers   such  as   IBM,   Apple,
Hewlett-Packard, Hitachi and Sony offer Compositech a new opportunity to realize maximum value for its leading-edge technology," Appelhof said.

"We believe that Netdirect's growth potential, combined with continuing participation in our technology through a creative preferred stock issue, offers great possibilities for Compositech shareholders," said Compositech chairman Jonas Medney. "Netdirect's strategic relationship with Lycos, along with its recent significant steps to build a marketing and distribution infrastructure for technology products, reinforces its position as a global e-commerce leader," he noted.

Upon completion of the merger, the new company will be named Netdirect Corporation International and will apply for a change of its NASDAQ symbol. Current Netdirect chairman Kenneth Israel will be elected chairman and Greg Appelhof appointed president and CEO of the combined company. Current Compositech president and CEO Christopher F. Johnson has accepted an offer to join a major electronics industry material supplier in January 2000. Jonas Medney, Compositech co-founder and co-inventor of CL200+, will continue as a key member of the company's technical team.

The merger is subject to completion of due diligence reviews by each company, negotiation and execution of a definitive merger agreement, SEC review of the companies' joint merger/proxy statements, approval of the surviving company's continued Nasdaq listing, FTC antitrust review and approvals of the respective boards of directors and the shareholders of each company.

About Netdirect Corporation International

Netdirect is the global e-commerce company that offers businesses, consumers and communities of interest a better way to purchase a full array of technology products with unprecedented, personalized customer service and low prices. The company generates revenue from three distinct, but related, sales channels: online, catalog and wholesale. Its online sites include www.netdirect.com, which offers more than 60,000 hardware products, 100,000 software titles, 25,000 office products and thousands of consumer electronic products, and www.dtpdirect.com, as well as other co-branded and Community Techmart private label Web sites. Netdirect also generates revenue from its catalog company, DTP Direct, and GTI Distribution Services, an established technology products distribution company with direct relationships with more than 40 manufacturers that provides integrated e-commerce platforms and fulfillment capabilities for major customers, as well as all of Netdirect's operations.

About Compositech Ltd.

Compositech  Ltd.  has  developed   innovative  and  superior   copper-clad  and
fiberglass epoxy laminates used to make printed circuit boards which are essential components of personal computers, workstations, data communications, Internet servers and telecommunications equipment.

NetdirectTM and Community TechmartTM are trademarks of Netdirect Corporation International. CompositechTM and CL200+TM are trademarks of Compositech Ltd.

Statements in this Press Release that are not purely historical are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Netdirect's and Compositech's (the Companies') expectations, hopes, beliefs, intentions or strategies regarding the future generally, the Companies' growth strategies, future sales and anticipated trends in the Companies' businesses. All forward looking statements included in this Press Release are based on


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information  known to the  Companies  on the date  hereof,  and  neither  of the
Companies assumes any obligation to update any such forward looking statements. It is important to note that actual results could differ materially from those in such forward looking statements as a result of a number of factors, most of which are out of the control of the Companies, including, but not limited to, the Companies' early stage of development, their lack of profitability and cash flows and competition for the sale of hardware and software products both on and off the Internet. Further, there is no assurance that the Companies will consummate the transactions announced in this Release.

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